Exhibit 10.4

M. Marcel STOLK
Logitech Europe S.A.
EPFL - Quartier de l’Innovation
Daniel Borel Innovation Center
1015 Lausanne, Switzerland

Lausanne, 18th December 2015

EMPLOYMENT CONTRACT

Dear Marcel,

In replacement of your employment contract, dated as of April 26, 2012 (the “Original Employment Contract”) which succeeded an earlier agreement dated March 14, 2011, Logitech Europe S.A. (the “Company” or “we”) is pleased to confirm hereafter the main points of your employment contract going forward:

Position

Your title is: Senior Vice President, CCP Business Group. Furthermore, you are currently designated as an executive officer and a member of the Group Management Team of the Company’s parent company, Logitech International S.A. (“Logitech” or the “Parent’) by the Parent’s Board of Directors (the “Board”). Nothing in this employment agreement shall be considered as a right in your favor to remain designated as an executive officer or a member of the Group Management Team of Logitech.

Compensation regime

As long as you are designated as a member of the Group Management Team of Logitech, any compensation under this employment contract is subject to approval of the aggregate compensation of the Group Management Team by the shareholders of the Parent on an annual basis, consistent with the Parent’s Articles of Incorporation and the Swiss Ordinance Against Excessive Remuneration by Listed Companies (the so-called “Minder Ordinance”). You also acknowledge that (i) the Parent is subject to compliance with the Minder Ordinance and any successor and other laws, ordinances, rules and regulations resulting from the provisions of the Swiss Federal Constitution prohibiting excessive compensation in Swiss listed companies and (ii) the Minder Ordinance does not permit Logitech or any company belonging to the group Logitech (hereinafter collectively referred to as "Logitech Companies") to have severance or change of control agreements or arrangements with members of the Group Management Team of Logitech.

Starting date

The present employment contract is for an indefinite period of time. The employment contract became effective under the Original Employment Contract when the valid work permit was received.

Salary

Basic gross annual salary: CHF 523’510 - payable in 13 monthly installments to the bank account of your choice before the end of each month. The 13th salary is paid in December of each year and is already included in the annual salary mentioned here above. In case of termination of this employment contract in the course of a year, the 13th salary will be paid in proportion to the time worked during the relevant year.

Bonus

You are entitled to participate in Logitech’s Leadership Team Bonus Program under the Logitech Management Performance Bonus Plan (the “Bonus Plan”) as follows:

•	Target: 80% of your base salary at 100% of objectives;

•	Potential Total Target Cash Compensation (together with base salary): CHF 942’318.

You acknowledge that the eligibility criteria as well as any payment under the Leadership Team Bonus Program and the Bonus Plan will be determined by Logitech in its absolute discretion. Logitech may modify or repeal the Leadership Team Bonus Program or the Bonus Plan or both at its discretion at any time. Your rights and obligations under the Leadership Team Bonus Program and the Bonus Plan are governed by the terms of the Leadership Team Bonus Program and the Bonus Plan, each as amended from time to time.“

Representation Fees

You might be eligible for representation fees if you comply with the conditions set by the Vaud tax authorities. The potential representation fees are already included in the basic salary mentioned above.

Logitech Shares

You will be entitled to receive equity awards in shares of the Parent as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion. The receipt of any such grant is conditioned upon your execution of the associated grant agreement.

You will be subject to Logitech’s stock ownership guidelines.

Business expenses

Business expenses are paid according to the Company policy.

Hours of work

Your normal hours of work are 42 hours per week spread over five days from Monday to Friday.

Overtime (heures supplémentaires)

Due to the nature of our business, you may be required to work a reasonable amount of overtime (according to the “code suisse des obligations”). The salary mentioned above includes all compensation for overtime. You are not entitled for any additional remuneration or for any other compensation for overtime hours worked.

Holidays / Vacation

4 weeks (20 working days) from Monday to Friday, per year (plus Swiss public holidays).

Financial or personal data transfer

The employee understands that some financial or personal data related to its employment relationship with the Company and Logitech, such as information regarding employee’s term of employment, salary, bonus, allowances, resume, projects (e.g. product developments), promotions, performance etc, may be transferred to and accessible by Logitech entities outside Switzerland for the purpose of employment related analyses and processing, for example in connection with the bonus or employee participation plans. Access to employment related data is only granted to the Direct Manager and a few selected employees of Logitech’s Human Resources, who are subject to strict confidentiality obligations. The employee has the right to demand review and in case of inaccuracy, correction of such data pertaining to himself.

No sensitive data such as data regarding religion, political views, trade union memberships and activities, health, intimacy sphere etc. are collected and processed.

Accessory activities

The employee is not allowed to exercise accessory activities, even during his holidays, without the employer's prior written consent. Active participation in other companies' business is also considered as an accessory activity. The employer will refuse to give his approval only if such activity is prejudicial to his interests or jeopardizes the business.

Confidentiality agreement

The employee agrees both during and after employment by the Company not to disclose to others, except with the Company's prior written consent or in the performance of the employee's employment duties, any information (including, but not limited to, trade secrets, know-how, technical and commercial data including computer programs, listings of suppliers and of customers, tooling, manufacturing processes, components, financial data, future plans and further information related to Logitech, including information received from third parties under disclosure restrictions), which the employee has acquired by reason of employment by the Company, or which the employee had developed in the course of such employment and which has not been made available to the public generally. The employee further agrees not to use any such information except in the course of employment.

The employee hereby acknowledges the Company's right to possession and title in and to all papers, documents, tapes, drawings, computer programs or other records, prepared by the employee during employment or provided by the Company, or which otherwise come into the employee's possession by reason of employment by the Company. The employee agrees not to make or permit to be made, except in pursuance of employee's duties hereunder, any copies of such materials. The employee further agrees to deliver to employee's manager, upon request, all such materials in employee's possession. This agreement is fully part of the employment contract between the Company and the employee. However, the obligations of the employee under the paragraphs above shall continue after termination of the employment contract. Swiss legal provisions on employee’s inventions and competition’s prohibition are applicable.

Working place

The working place is at the Company offices in EPFL, Quartier de l’Innovation, Daniel Borel Innovation Center in Lausanne, but your position will require a number of trips in Europe, in Asia and in the U.S. In case of necessity, the Company can give to the employee other responsibilities related to his education and competences and base him in another working place. In such a case, the present contract shall not be amended.

Inability to work

Should the employee be prevented from working due to illness or for other justified reasons, he will immediately notify the Company accordingly. In case of illness, the employee must produce a doctor's certificate after the 3rd day at the latest.

Accident and illness insurance

The employee is insured against the risks of professional accidents and illness as well as non professional accidents, in accordance with the Swiss law. Mandatory insurance premium for professional accidents and illness are paid by the employer. Non professional accident insurance premium is paid 1/3 by the employee and 2/3 by the employer.

The loss of income due to illness is covered by the Company for the first 30 days. The insurance will cover the loss of income due to illness at 100% after the first 30 days during the employment contract. 50% of the corresponding premium is paid by the employer and 50% is paid by the employee. In case of employment contract termination, the general conditions of the collective insurance are applicable; for the insurance "loss of income in case of illness”, an individual cover can be concluded within 30 days as of termination date by the employee with the same insurance company, on a private basis, and at the employee's expense, in order to maintain the same cover.

Personnel Welfare Foundation (2nd pilier)

Personnel Welfare Foundation contributions are paid as per the rules of the Pension Fund which under the current Maxi Plan are paid equally by the Employer and the Employee for your age group.

Trial Period / Termination of contract

There is no trial period.
Notice of termination of service by either party shall be given in writing.
The notice period is nine (9) months as per the last day of a calendar month (the “Notice Period”).

The employee shall remain a full-time employee of the Company during the Notice Period and shall not accept employment with any other entity during the Notice Period. Subject to specific terms contemplated in equity award agreements or equity or bonus plans, during the Notice Period, the employee shall continue to receive his base salary at the rate in effect as of the date either party has provided the other party with a notice of termination of employment (the “Date of Notice”), and the employee shall remain eligible for (i) all employee benefits in accordance with the provisions of the plans under which the benefits are provided, (ii) the payment of bonuses to the extent they become payable during the Notice Period or that become payable after the Notice Period but relate to a performance period that commenced during any portion of the Notice Period, with the bonus amount determined at the discretion of the Board or the Compensation Committee acting in good faith based on the employee’s target bonus (currently calculated as a percentage of base salary) in effect as of the Date of Notice and on the attainment level of the performance goals and metrics (corporate, business group and individual, as applicable) established by the Board or Compensation Committee for the employee within the applicable fiscal year bonus program and in accordance with the applicable bonus plans, and payable at the time all other members of the Group Management Team are paid their bonuses; provided, however, that any bonus relating to a performance period that ends following the last day of the Notice Period shall be prorated based on the number of days the employee is employed during the performance period, and (iii) continued vesting of awards to acquire, or that are denominated in, shares of the Parent (“Equity Awards”) that were outstanding as of the Date of Notice. The employee shall be entitled to the acceleration of vesting of Equity Awards that were outstanding as of the Date of Notice in connection with a change of control of the Parent, termination of the employee’s employment, or both, to the extent set forth in any agreement evidencing the Equity Awards and only to the extent permitted under the Laws of Switzerland. The employee shall not be entitled to any new Equity Awards, bonuses, promotions, or salary increases during the Notice Period.

In the event of termination, the employee agrees that no severance payment will be made by the employer.

Non Solicitation Clause

Since the employee in his position as Director/VP/SVP/EVP has obtained and is likely to obtain in the course of his employment contract the knowledge of, confidence of and influence over employees of the Logitech Companies and in recognition that the Logitech Companies have an interest in preserving their connection with such employees, the employee hereby agrees that he will not at any time during his notice period and during a period of 6 (six) months immediately following the last day of employment relationship, directly or indirectly, approach any employee of any Logitech Companies with the purpose of enticing such employee away from the employment of Logitech Companies.

Employment contract amendments

Parties agree that the present contract supersedes any prior written or oral agreement with respect to the matter hereof, including but not limited to the Original Employment Contract and the Change of Control Severance Agreement, dated as of September 6, 2012. The Change of Control Severance Agreement, dated as of September 6, 2012, and all other severance, notice of termination, and change of control agreements and arrangements of any similar nature between the employee and Logitech Companies shall be terminated effective as of the date of this employment contract. This employment contract shall serve as a novation of such obligations, and the parties hereby waive all current and future rights and entitlements under such previous agreements or arrangements.

Any modification to the present contract shall be done in writing.

Permitted modifications to comply with Laws

Notwithstanding the previous section, you agree that the Company has the right to unilaterally amend this agreement without compensation solely if an amendment is determined to be reasonably necessary by the Company’s or Logitech’s legal counsel for the Company or Logitech to comply with existing or adopted ordinances, laws, rules or regulations applicable to the employee or Logitech (“Laws”) (even if such Laws have not yet taken effect), including but not limited to the Minder Ordinance and any other Laws resulting from the provisions of the Swiss Federal Constitution prohibiting excessive compensation in Swiss listed companies, and such counsel determines that the amendment reasonably addresses such need. No amendment made to the agreement under this provision shall affect the vested rights of the employee.

Applicability of clawback policy

To the extent that the employee remains or is otherwise performing the duties of an executive officer of Logitech during the periods under this employment contract (including but not limited to any applicable notice period) or as otherwise required pursuant to applicable Laws, all compensation payable under this employment contract is subject to any clawback provisions in Logitech’s compensation plans, programs or agreements applicable to the employee or clawback policy that Logitech is required to adopt pursuant to any applicable Laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, or that Logitech determines is necessary or appropriate.

Place of jurisdiction and applicable law

Any dispute arising regarding the interpretation or application of the present contract shall be submitted to the competent Court of Lausanne. The present contract shall be governed and construed in accordance with the laws of Switzerland.

If all of the above accurately reflects the continuation of your employment relationship, please sign the enclosed copy of this contract and return it to us. Should you require further information on or explanation of the foregoing, please address your request to the Human Resources Department.

Yours sincerely,

LOGITECH EUROPE SA	Place and date

Amsterdam, December 18, 2015

François Stettler    Employee’s signature
Senior Director & General Counsel EMEA    M. Marcel Stolk

/s/ Francois Stettler    /s/ Marcel Stolk

Catherine Bédat Gervais
Senior Human Resources Manager

/s/ Catherine Bédat Gervais